Exhibit 99.1

COPsync Announces Third Quarter and Nine Month 2014 Financial Results

Subscription Revenues Increase 44% Year-over-Year; Subscriber Count Continues to Increase

Dallas, Nov. 19, 2014 (GLOBE NEWSWIRE) -- COPsync, Inc. (OTCQB: COYN), which operates the nation's largest law enforcement real-time, in-car information sharing, communication and data interoperability network and the COPsync 911 threat alert service for schools, government buildings,  hospitals and other potentially at-risk targets, announces unaudited financial results for the three month and nine month periods ended September 30, 2014.

Third Quarter 2014 Financial Results**

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The Company reported a year-over-year total revenue increase of 7% for total revenues of $1,302,267 for the three month period ended September 30, 2014, compared to $1,212,141 for the same period in 2013.

•	Software subscription revenues increased year-over-year by 44% to $701,424 for the three month period compared to $487,413 for the same period in 2013.
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Hardware, installation and other revenues decreased year-over-year by 17% to $600,843 for the three month period compared to $724,728 for the same period in 2013. The decrease in the quarterly revenue was due principally to a few contracts not being completed in the third quarter of 2014 because of delays in receiving third party and proprietary hardware. The completion of these contracts and the related revenues and costs are expected to be recognized in the fourth quarter of 2014.

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Total gross profits increased year-over-year by 160% to $647,299, representing an overall gross margin percentage of 50%, for the three month period compared to $249,267, representing an overall gross margin percentage of 21%, for the same period in 2013.

•	Total cost of sales decreased by $307,906 to $654,968 for the three month period compared to $962,874 for the same period in 2013 for a year-over-year decrease of 32%.
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Total operating expenses, inclusive of R&D, increased by $141,845 to $1,268,638 for the three month period compared to $1,126,793 for the same period in 2013 for a year-over-year increase of 13%.  Of this increase, sales and marketing expense increased by $95,416 to $398,607.  G&A increased $62,028 to $370,097 and R&D expenses decreased $15,599 to $499,934.

•	The Company reported a GAAP net loss of $692,374 ($0.00 per share) for the three month period compared to a net loss of $1,086,236 ($0.01 per share) for the same period in 2013.

Nine Month Financial Results**

•	Total revenue for the nine month period ended September 30, 2014 increased 35% to $4,369,678 compared to $3,233,117 for the same period in 2013.
•	Software subscription revenues for the nine month period ended September 30, 2014 increased 48% to $1,928,988 compared to $1,301,369 for the same period in 2013.
•	Hardware, installation and other revenues for the nine month period ended September 30, 2014 increased 26% to $2,440,690 compared to $1,931,748 for the same period in 2013.
•	Total gross profits for the nine month period ended September 30, 2014 increased 95% to $1,752,283 compared to $898,632 for the same period in 2013.
•	Total cost of sales for the nine month period ended September 30, 2014 increased 12% to $2,617,395 compared to $2,334,485 for the same period in 2013.
•	Total operating expenses, inclusive of R&D, for the nine month period ended September 30, 2014 increased 5% to $3,668,793 compared to $3,479,985 for the same period in 2013.
•	Cash consumed by operating activities was $2,320,681 for the nine month period compared to $495,860 for the same period in 2013.
•	The GAAP net loss for the nine month period ended September 30, 2014 decreased 26% to $2,096,735 ($0.01 per share) compared to $2,850,203 ($0.02 per share) for the same period in 2013.

** For more information, see the Company's Form 10-Q filed with the SEC on November 14, 2014.

"The company relentlessly continues to add law enforcement agencies, courts and schools to its subscriber base of approximately 1,100," said Ronald A. Woessner, COPsync chief executive officer. "While the bulk of those subscribers are located in Texas, we are beginning to see meaningful numbers of New Hampshire schools subscribing to use the COPsync911 threat alert service. The company's key performance indicators of software subscription revenues, gross profit, operating expenses and customer renewal bookings continue to trend favorably, although our new order sales bookings are not yet where we want them to be," said Mr. Woessner.

He continued, "We continue to add Texas customers and move the market closer to the 'tipping point' here in our home base of Texas. As previously announced, we will be expanding our sales efforts to key, target geographies throughout the United States. In furtherance of these broader sales efforts, we are embarking on a "nationwide scalability" R&D effort focused on the twin objectives of moving the entirety of the COPsync technology platform to the Microsoft Azure cloud and developing new and enhanced features, functionality and products. The fruits of these R&D efforts are expected to enable the company's technology platform to "scale" nationwide and service large law enforcement departments. After our early assessment of the customer opportunities in our target key geographies, we decided to accelerate this development effort so that we are positioned to meet the increased customer demand if, as and when it materializes in these target geographies."

About COPsync

COPsync, Inc. (OTCQB: COYN) operates the nation's largest law enforcement, real-time, mobile data interoperability system and network. The COPsync Network enables officers to report and share actionable mission-critical data in real-time and collect for outstanding misdemeanor warrants in real-time at the point of incident. Officers are also able to obtain instant access to local, state and federal law enforcement databases and communicate between and among themselves across jurisdictional boundaries as if they were one agency. The Network's companion COPsync911 threat alert system enables schools, government buildings, hospitals, energy, telecommunications and other potentially at-risk facilities to automatically and silently send threat alerts, using a computer or a mobile device, directly to local law enforcement officers in their patrol cars and local dispatch in the event of crisis.  The COPsync911 system is expected to reduce first responder response times and save minutes in those situations when seconds count. The COPsync Network saves lives, reduces unsolved crimes and assists in apprehending criminals and interdicting criminal behavior -- through such features as a nationwide officer safety alert system, GPS/auto vehicle location and distance-based alerts for crimes in progress, such as school crisis situations, child abductions, bank robberies and police pursuits. The Company also sells VidTac®, an in-vehicle, software-driven, 1080p video system for law enforcement. For more information, visit www.copsync.com and www.copsync911.com. For the company logo, go to: http://www.globenewswire.com/newsroom/prs/?pkgid=13013.

Safe Harbor Statement

Statements in this release that are not purely historical facts or that depend upon future events, including statements about forecasts of earnings, revenue, product development, sales or other statements about anticipations, beliefs, expectations, intentions, plans or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  Readers are cautioned not to place undue reliance on forward-looking statements.  All forward-looking statements are based on information available to the Company on the date this release was issued. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company's ability to obtain and retain customers and development, implementation and acceptance of its products and services. In particular, the statements, "The completion of these contracts and the related revenues and costs are expected to be recognized in the fourth quarter of 2014" and "The fruits of these R&D efforts are expected to enable the company's technology platform to "scale" nationwide and service large law enforcement departments," are highly dependent on the Company's ability to successfully procure and install the necessary hardware and develop the company's technology platform and new or enhanced features, functionality and products that can be and are sold in substantial volumes to potential customers.  The Company may not succeed in adequately addressing and managing these and other risks. Further information regarding factors that could affect the Company's financial, operating and other results can be found in the risk factors section of the Company's filing on Form 10-K for 2013 and other filings the Company may make with the Securities and Exchange Commission from time-to-time.

CONTACT:   COPsync, Inc.
Ronald A. Woessner
Investor Relations Department
972-865-6192
invest@copsync.com